Exhibit 99.1

Thoma Bravo Completes Acquisition of Ping Identity

Denver, CO – October 18, 2022 – Ping Identity, the intelligent identity solution for the enterprise, announced the completion of its acquisition by Thoma Bravo, a leading software investment firm, in an all-cash transaction valued at approximately $2.8 billion. The agreement to be acquired was previously announced on August 3, 2022 and approved by Ping Identity stockholders at Ping Identity’s Special Meeting of Stockholders held on October 17, 2022.

Upon completion of the acquisition, Ping Identity stockholders are entitled to receive $28.50 in cash for each share of Ping Identity common stock they owned. Ping Identity’s common stock has ceased trading and will be delisted from the New York Stock Exchange.

“The closing of this transaction underscores how identity security and frictionless user experiences have become essential in the digital-first economy,” said Andre Durand, CEO and founder of Ping Identity. “With the support of Thoma Bravo, Ping Identity can further accelerate innovation to deliver the easy and secure digital experiences customers demand from every industry. We are excited that this next chapter provides the opportunity to better serve global enterprises on their digital transformation journey.”

"With digitization increasing across industries, identity and access management are of critical importance," said Seth Boro, a Managing Partner at Thoma Bravo. "Our team is excited to partner with Ping Identity to help extend its innovation and drive enhanced customer experiences."

Goldman Sachs & Co. LLC acted as exclusive financial advisor and Kirkland & Ellis LLP served as legal advisor to Ping Identity. Goodwin Procter LLP served as legal counsel to Thoma Bravo.

About Ping Identity

At Ping Identity, we believe in making digital experiences both secure and seamless for all users, without compromise. That's digital freedom. We let enterprises combine our best-in-class identity solutions with third-party services they already use to remove passwords, prevent fraud, support Zero Trust, or anything in between. This can be accomplished through a simple drag-and-drop canvas. That's why more than half of the Fortune 100 choose Ping Identity to protect digital interactions from their users while making experiences frictionless. Learn more at www.pingidentity.com.

About Thoma Bravo

Thoma Bravo is one of the largest private equity firms in the world, with more than $122 billion in assets under management as of June 30, 2022. The firm invests in growth-oriented, innovative companies operating in the software and technology sectors. Leveraging the firm’s deep sector expertise and proven strategic and operational capabilities, Thoma Bravo collaborates with its portfolio companies to implement operating best practices, drive growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings. Over the past 20 years, the firm has acquired or invested in more than 400 companies representing over $220 billion in enterprise value. The firm has offices in Chicago, Miami and San Francisco. For more information, visit www.thomabravo.com.

Forward-Looking Statements

This communication contains and Ping Identity Holding Corp.'s (the "Company") other filings and press releases may contain forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: "may," "will," "could," "would," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "project," "aim," "potential," "continue," "ongoing," "goal," "can," "seek," "target" or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, the Company. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the effect of the transaction on the Company's business relationships, operating results and business generally; (ii) the Company's ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business, in light of the transaction; (iii) unexpected costs, charges or expenses resulting from the Merger; (iv) potential litigation relating to the Merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; (v) continued availability of capital and financing and rating agency actions; (v) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war or hostilities or the COVID-19 pandemic, as well as management's response to any of the aforementioned factors; (vi) the impact of adverse general and industry-specific economic and market conditions, including any impact from ongoing conflict in Ukraine and Russia, and reductions in IT and identity spending; and (vii) other risks described in the Company's filings with the U.S. Securities and Exchange Commission (the "SEC"), such risks and uncertainties described under the headings "Forward-Looking Statements," "Risk Factors" and other sections of the Company's Annual Report on Form 10-K filed with the SEC on February 24, 2022, the Company's Quarterly Report on Form 10-Q filed with the SEC on August 4, 2022, and subsequent filings. While the list of risks and uncertainties presented here is, and the discussion of risks and uncertainties to be presented in the information statement will be, considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the Merger and/or the Company's consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

For Ping Identity

Media Relations:

Megan Johnson

Tel: 757.635.2807

press@pingidentity.com

For Thoma Bravo

Thoma Bravo Communications

Megan Frank

212-731-4778

mfrank@thomabravo.com

FGS Global

Liz Micci / Abigail Farr

Liz.Micci@fgsglobal.com / Abigail.Farr@fgsglobal.com